Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2015 SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – February 5, 2015 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter ended December 31, 2014. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“Following the voluntary withdrawal of the MircoCutter XCHANGE® 30 in November, Cardica’s primary focus has been on product improvements that would guarantee safe and effective outcomes in deployments not only within the specified range, but also across the full capable tissue thickness range,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “We have identified the areas requiring improvements and are currently undergoing extensive testing in bench models as well as in live animals. With the improved device, we are now conducting a clinical evaluation, and once we have clear evidence of reliable clinical performance in patients, we intend to return to a commercial launch.”

Fiscal 2015 Second Quarter and Six Months Ended December 31, 2014, Financial Results

Total product sales were approximately $0.6 million for the fiscal 2015 second quarter, compared to $0.8 million for the fiscal 2014 second quarter. Total net revenue was approximately $0.7 million for the fiscal 2015 second quarter, compared to $0.9 million for the fiscal 2014 second quarter.

Cost of product sales was approximately $0.9 million for the fiscal 2015 second quarter, compared to approximately $1.1 million for the fiscal 2014 second quarter. Research and development expenses were approximately $1.8 million for the second quarter of fiscal 2015 compared to approximately $1.7 million for the same period of fiscal 2014. Selling, general and administrative expenses were $3.2 million for the fiscal 2015 second quarter compared to $2.2 million for the same period of fiscal 2014. The increase in selling, general and administrative expenses in fiscal 2015 is due primarily to increases in the sales force, sales and marketing expenses and expenses associated with the company’s proxy solicitation.

The net loss for the fiscal 2015 second quarter was approximately $5.4 million, or $0.06 per share. Net loss for the fiscal 2014 second quarter was approximately $4.2 million, or $0.08 per share.

Total net revenue was approximately $1.7 million for each of the six month periods ended December 31, 2014 and December 31, 2013. Total operating costs and expenses for the six months ended December 31, 2014, were approximately $12.0 million compared to $9.4 million for the six months ended December 31, 2013. Net loss for the six months ended December 31, 2014, was approximately $10.5 million, or $0.12 per share, compared to $7.9 million, or $0.15 per share for the same period of fiscal 2013.

Cash, cash equivalents and investments as of December 31, 2014, were approximately $33.6 million, compared to $38.0 million at September 30, 2014. As of December 31, 2014, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today, at 4:30 p.m. Eastern Time via phone, please dial 866-318-8611 from the United States and Canada or 617-399-5130 internationally. The conference ID is 61582374. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through February 12, 2015, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 17913151.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and for a wide range of surgical procedures in Europe. Cardica is developing the Cardica® MicroCutter XCHANGE® 45, a cartridge-based microcutter device that is being designed with an eight-millimeter shaft to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 45 product requires 510(k) clearance and CE Mark and is not yet commercially available in the U.S. or internationally. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 53,000 units throughout the world.

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Forward-Looking Statements

The statements in this press release regarding Cardica’s intent as to the timing of the return to commercial launch of the MicroCutter XCHANGE 30 are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to return to commercialization of the XCHANGE 30 due to unanticipated technical or other difficulties; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, under the caption “Risk Factors,” filed on November 12, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue
Product sales, net	$639	$835	$1,690	$1,581
License and development revenue	-	-	-	41
Royalty revenue	18	16	35	34
Total	657	851	1,725	1,656

Operating costs and expenses
Cost of product sales	944	1,054	2,577	2,055
Research and development	1,848	1,689	3,584	3,346
Selling, general and administrative	3,205	2,186	5,863	3,954
Total operating costs and expenses	5,997	4,929	12,024	9,355

Loss from operations	(5,340)	(4,078)	(10,299)	(7,699)
Interest and other income, net	10	31	14	35
Interest expense	(112)	(125)	(222)	(247)
Net loss	$(5,442)	$(4,172)	$(10,507)	$(7,911)

Basic and diluted net loss per share	$(0.06)	$(0.08)	$(0.12)	$(0.15)

Shares used in computing basic and diluted net loss per share	89,021	51,314	89,017	51,201

Balance Sheets

(amounts in thousands)

	December 31,	June 30,
	2014	2014
	(unaudited)
Assets
Cash, cash equivalents and investments	$33,597	$42,796
Accounts receivable	393	706
Inventories	1,396	1,086
Other assets	2,568	2,989
Total assets	$37,954	$47,577

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,503	$2,287
Deferred revenue	2,528	2,013
Long term debt	2,698	3,092
Total stockholders' equity	30,225	40,185
Total liabilities and stockholders' equity	$37,954	$47,577